Filed Pursuant to Rule 433

Dated February 26, 2008

Registration Statement No. 333-141560

$1,000,000,000 8.25% Subordinated Notes due 2038

Summary of Terms

Issuer	Fifth Third Bancorp

Expected Ratings

A1 / A / A+ / AH (Moody’s / S&P / Fitch / DBRS)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

Note Type	Subordinated Notes

Trade Date	February 26, 2008

Settlement Date (T+ 5 days)	March 4, 2008

Maturity Date	March 1, 2038

Principal Amount	US$ 1,000,000,000

Price to Investors	99.748%, plus accrued interest, if any, from March 4, 2008

Underwriters’ Commission	0.80%

All-in Price	98.948%, plus accrued interest, if any, from March 4, 2008

Net Proceeds	US$ 989,480,000

Pricing Benchmark	5% UST due 5/2037

Benchmark Yield	4.648%

Spread to Benchmark	Plus 362.5 basis points

Re-offer Yield	8.273%

Coupon	8.25% per annum

Interest Payment Dates	Semi-annually on each March 1 and September 1 of each year, commencing September 1, 2008 (short first coupon) and ending on the Maturity Date

Day Count Convention	30 / 360

Denominations	Minimum denominations of $5,000 with increments of $1,000 thereafter

Bookrunners	Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated

Co-Manager	Fifth Third Securities, Inc.

Billing and Delivery Agent	Goldman, Sachs & Co.

Listing	None

CUSIP	316773CH1

Fifth Third Bancorp has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents the issuer has filed with the SEC and incorporated by reference in such documents for more complete information about Fifth Third Bancorp and this offering. You may get these documents for free by visiting SEC Web site at www.sec.gov. Alternatively, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Morgan Stanley & Co. Incorporated will arrange to send you these documents if you call Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, Goldman, Sachs & Co. toll-free at 1-866-471-2526, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-866-500-5408 or Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.